Exhibit 10.1

THE NEW YORK TIMES COMPANY

SAVINGS RESTORATION PLAN

Effective as of January 1, 2010

Amended January 1, 2011

Amended and Restated January 1, 2014

THE NEW YORK TIMES COMPANY

SAVINGS RESTORATION PLAN

Amended and Restated as of January 1, 2014

INTRODUCTION

The New York Times Company (the “Company”) previously established The New York Times Company Savings Restoration Plan (the “Plan”) effective as of January 1, 2010 for the benefit of certain of its Employees.

The Company maintains The New York Times Companies Pension Plan (the “Pension Plan”), The New York Times Company Supplemental Executive Retirement Plan (“SERP I”) and The New York Times Company Executive Unfunded Pension Plan II (“SERP II”) for the benefit of certain of its employees. Effective December 31, 2009, benefit accruals under the Pension Plan, SERP I and SERP II were frozen. The Excess Contributions provided under the Plan are the Basic Contributions that cannot be provided under The New York Times Companies Supplemental Retirement and Investment Plan (“SRIP”) as a result of the Section 401(a)(17) Limit or the Section 415 Limit, or deferrals to The New York Times Company Deferred Executive Compensation Plan (“DEC”).

The Plan has been previously amended to change the frequency with which interest is credited to Participant’s Accounts, and to clarify the timing of distributions of amounts credited to Participant Accounts after their Termination from Employment. The Plan is being amended and restated, effective as of January 1, 2014, to incorporate these prior amendments and to reflect the Company’s desire to change the formula for calculating the Excess Contributions credited to Participant Accounts.

The Plan is intended to be an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees.

The Plan is intended to comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan shall be interpreted and administered, to the extent possible, in a manner consistent with the foregoing statement of intent.

ARTICLE I

DEFINITIONS

1.1 “Account” means the bookkeeping account established under the Plan for each Participant. A Participant’s Account shall include his Excess Contributions and gains/losses attributable thereto.

1.2 “Basic Contribution” shall have the meaning as such term has under the SRIP.

1.3 “Beneficiary” or “Beneficiaries” means the person or persons designated as such by a Participant.

1.4 “Board of Directors” means the Board of Directors of the Company.

1.5 “Change of Control” shall be deemed to have occurred if:

(a)	A “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) other than a Permitted Holder shall have obtained the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors; or

(b)

Consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of the consolidated assets of the Company and its subsidiaries substantially as an entirety to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than one of the Company’s subsidiaries; provided, however, that any such share exchange, consolidation or merger will not be a Change of Control if holders of the Company’s common stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.

For purposes of this Section 1.5 of the Plan, “Permitted Holders” shall mean any descendant (or any spouse thereof) of Iphigene Ochs Sulzberger (collectively, the “Family Members”) or any beneficiary or trustee (as the same may change from time to time) of a trust over 50% of the individual beneficiaries of which are Family Members.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Company” means The New York Times Company.

1.8 “Compensation” shall mean a Participant’s regular cash compensation received in any Plan Year from the Company without regard to the Section 401(a)(17) Limit, including base salary and any bonuses and sales commissions but excluding overtime pay, any other additional compensation, or any contributions to this or any other pension, profit-sharing, stock bonus or other plan of compensation. Notwithstanding the foregoing, “Compensation” shall also include deferrals to the DEC and amounts which the Company contributes to a plan on behalf of a Participant pursuant to a salary reduction agreement and which are not includible in the Participant’s gross income under Section 125, 402(e)(3), 402(h) and 403(b) of the Code.

1.9 “Disability” shall have the same meaning as such term has under the SRIP.

1.10 “Employee” means an employee of the Company. Independent contractors and leased employees (as defined under Section 414(n) of the Code) shall not be treated as Employees under the Plan.

1.11 “Excess Contribution” means the amount that is credited to a Participant’s Account pursuant to Section 3.1 of the Plan.

1.12 “Participant” means an Employee who satisfies the eligibility requirements of Article II of the Plan.

1.13 “Plan” means The New York Times Company Savings Restoration Plan.

1.14 “Plan Year” means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

1.15 “Retirement” shall have the same meaning as such term has under the SRIP.

1.16 “Section 401(a)(17) Limit” means the limit on compensation imposed by Section 401(a)(17) of the Code.

1.17 “Section 415 Limit” means the limit on contributions under the SRIP Plan imposed by Section 415 of the Code.

1.18 “Separation from Service” shall occur when a Participant dies, retires, or otherwise has a Termination from Employment with the Company.

1.19 “SRIP” means The New York Times Companies Supplemental Retirement and Investment Plan.

1.20 “Surviving Spouse” means the person to whom the Participant is married on the date on which benefits commence (or at his death, if earlier).

1.21 “Termination from Employment” shall occur on the date that the Participant ceases to be employed by the Company and all members of the Company’s controlled group of corporations for any reason other than death. Whether a Termination from Employment has occurred shall be based on the facts and circumstances and determined in accordance with Section 409A of the Code.

1.22 “Year of Eligibility Service” shall have the same meaning as such term has under the SRIP.

1.23 “Year of Vesting Service” shall have the same meaning as such term has under the SRIP.

1.24 For the purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa.

ARTICLE II

PARTICIPATION

An Employee who is a participant in SERP I or SERP II on December 31, 2009 shall become a Participant in the Plan on January 1, 2010.

Any other Employee shall become a Participant in the Plan on the last day of the Plan Year in which the following criteria are satisfied:

(a)	The Employee is a participant in the SRIP;

(b)	The Employee is a highly-compensated employee or a member of a select group of management;

(c)	The Employee completes one Year of Eligibility Service; and

(d)	Either

(i)	The Employee’s Compensation exceeds the limit under Section 401(a)(17) of the Code for the Plan Year;

(ii)	The Employee’s annual additions under the SRIP exceed the limit under Section 415 of the Code for the Plan Year; or

(iii)	The Employee defers a portion of his compensation to the DEC for the Plan Year;

provided, however, that, effective January 1, 2014, an Employee shall become a Participant in the Plan on the last day of the Plan Year in which the criteria listed in (a), (b), (c), and (d)(i) are satisfied.

ARTICLE III

EXCESS CONTRIBUTIONS

3.1 Amount of Excess Contribution. For each Plan Year, a Participant’s Account shall be credited with an Excess Contribution equal to 3% of the Participant’s Compensation less the amount of Basic Contributions made to the SRIP on the Participant’s behalf. Effective for each Plan Year beginning on or after January 1, 2014, a Participant’s Account shall be credited with an Excess Contribution equal to 6% of the Participant’s Compensation in excess of the Section 401(a)(17) Limit in effect for such Plan Year.

With respect to the Plan Year that an Employee first becomes a Participant in the Plan, the amount credited to his Account shall be based on his Compensation earned on and after the date he completes one Year of Eligibility Service.

If a Participant incurs a Separation from Service during the Plan Year, no amount shall be credited to his Account for such Plan Year unless the Separation from Service is on account of his death, Disability or Retirement. If the Participant incurs a Separation from Service on account of death, Disability or Retirement, the amount credited to his Account under this Section 3.1, if any, shall be based on his Compensation through the date he incurs a Separation from Service.

The Company shall credit a Participant’s Account, including the Account of a Participant who incurs a Separation from Service on account of death, Disability or Retirement during the Plan Year, as soon as administratively practicable following the end of the Plan Year.

3.2 Interest. A Participant’s Account shall be credited with interest daily based on the yield of the Barclays Capital Long Credit index as of the last business day in October of the preceding Plan Year or based on such successor index as may be selected by the EMC.

ARTICLE IV

VESTING, BENEFIT AMOUNT AND PAYMENT

4.1 Vesting. A Participant shall vest in his Account in accordance with the following schedule:

Years of Vesting Service	Vesting Percentage
1 Year of Vesting Service	40%
2 Years of Vesting Service	55%
3 Years of Vesting Service	70%
4 Years of Vesting Service	85%
5 or More Years of Vesting Service	100%

Notwithstanding the foregoing, a Participant who incurs a Separation from Service on account of death, Disability or Retirement, or attains age 65 while employed, shall become 100% vested in his Account upon such Separation from Service.

Notwithstanding the foregoing, upon a Change of Control, all Participants shall become 100% vested in their Accounts.

4.2 Payment Upon Termination From Employment. Upon a Participant’s Termination from Employment, his vested Account shall be paid to him in a lump sum within 90 days following the date of the Participant’s Termination from Employment.

Notwithstanding anything in the Plan to the contrary, if the Participant is determined by the Compensation Committee of the Board of Directors, or its delegee, be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, payment of such Participant’s benefit shall be delayed to the extent necessary to comply with Section 409A of the Code. In the event payment of the Participant’s benefit is delayed, the Participant’s Account shall continue to be credited with interest in accordance with Section 3.2 until the date of distribution.

In the event that a Participant’s Account is credited with an Excess Contribution under Section 3.1 after his Account is distributed to him, such Excess Contribution plus interest thereon shall be paid to the Participant within 90 days following the date on which the Excess Contribution is credited to his Account.

4.3 Payment Upon Death. If a Participant dies before his Account is paid, his Account shall be paid to his Beneficiary in a lump sum. The lump sum payment to the Participant’s Beneficiary shall be made within 90 days of the Participant’s death. In the event that a Participant dies and his Account is credited with an Excess Contribution under Section 3.1 after his Account is distributed to his Beneficiary, such Excess Contribution plus interest thereon shall be paid to the Participant’s Beneficiary within 90 days following the date on which the Excess Contribution is credited to his Account.

ARTICLE V

Payee Designation

5.1 Beneficiaries. A Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant death in the manner prescribed by the ERISA Management Committee (“EMC”). If a Participant fails to designate a Beneficiary or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s Account, then the Participant’s Account shall be paid to his Surviving Spouse, or if there is no Surviving Spouse, to his estate.

5.2 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the EMC, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the EMC may direct that such payment be made to any person found by the EMC, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the EMC and the Company under the Plan.

ARTICLE VI

Administration

6.1 Committee. The EMC shall be responsible for the administration of the Plan. The members of the EMC shall serve without compensation.

6.2 Responsibilities and Powers of the EMC. The Plan shall be administered by the EMC. The EMC may adopt rules and regulations to assist it in the administration of the Plan and may appoint and/or employ individuals to assist it in the administration of the Plan and any other agents it seems advisable, including legal and actuarial counsel. In addition, the EMC may, it is discretion, delegate any of its authority, duties and responsibilities hereunder to any other individual or individuals.

6.3 Indemnification. The individuals serving on the EMC shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any individual of the EMC with respect to this Plan, unless such liability arises from the individual’s claim for such individual’s own benefit, the proven gross negligence, bad faith, or (if the individual had reasonable cause to believe such conduct was unlawful) the criminal conduct of such individual. This indemnification shall continue as to an individual who has ceased to be a member of the EMC and shall inure to the benefit of the heirs, executors and administrators of such an individual.

6.4 Claims and Review Procedure. If any Participant, Beneficiary or other properly interested party is in disagreement with any determination that has been made under the Plan, a claim may be presented, but only in accordance with the procedures set forth herein.

(a)

Original Claim. Any Participant, Beneficiary or other properly interested party may, if he/she so desires, file with the EMC, or its delegee, a written claim for benefits or a determination under the Plan. Within ninety (90) days after the filing of such a claim, the EMC, or its delegee, shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision in the claim. If the claim is denied in whole or in part, the EMC, or its delegee, shall state in writing:

(i)	The reasons for the denial;

(ii)	The references to the pertinent provisions of this Plan on which the denial is based;

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	An explanation of the claims review procedure set forth in this section.

(b)	Claim Review Procedure. Within sixty (60) days after receipt of notice that a claim has been denied in whole or in part, the claimant may file with the EMC a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the EMC shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.

(c)	General Rules.

(i)	No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the foregoing claims procedure. The EMC may require that any claim for benefits and any request for a review of denied claim be filed on forms to be furnished by the EMC upon request.

(ii)	All decisions on claims and on requests for a review of denied claims shall be made by the EMC. The EMC, from time to time, may request from employees other than members of the EMC information that is relevant to the Participant’s claim or request for review. The decisions of the EMC shall be final, binding and conclusive upon all persons.

(iii)	The decision of the EMC on a claim and on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(iv)	Prior to filing a claim or a request for a review of a denied claim, the claimant or the claimant’s representative shall have a reasonable opportunity to review a copy of this Plan and all other pertinent documents in the possession of the Company and the EMC.

ARTICLE VII

Miscellaneous

7.1 Benefits Payable by the Company. All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. At its discretion, the Company may establish one or more grantor trusts and/or insurance contracts for the purpose of providing for payment of benefits under the Plan. Such trusts shall be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or insurance contract shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

7.2 Amendment or Termination. The Compensation Committee may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part, provided however, that the EMC shall adopt administrative amendments that do not result in a change in benefits. However, no amendment or suspension of the Plan will affect a retired Participant’s right or the right of the retired Participant’s Beneficiary to receive a benefit in accordance with the terms of the Plan.

7.3 Status of Employment. Nothing herein contained shall be construed as conferring any rights upon any Participant or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Participant or to treat him without regard to the effect which such treatment might have upon the rights of the Participant or any other person to a payment or a benefit under the Plan.

7.4 Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns. In furtherance of the foregoing, the Company may assign its obligations to make payments under this Plan to any successor to all or substantially all of the Company’s business.

7.5 Inalienability of Benefits. The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is entitled to receive a benefit under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

7.6 Governing Law. Except to the extent preempted by federal law, the provisions of the Plan will be construed according to the laws of the State of New York.